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Form of agreement subject to completion

                         SEVENTH AMENDED AND RESTATED
                         EXPENSE LIMITATION AGREEMENT
                                      for
                                 E*TRADE FUNDS

   SEVENTH AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of September [ ], 2006 by and between E*TRADE Asset Management, Inc. ("ETAM") and E*TRADE Funds ("Trust"), on behalf of each series of the Trust set forth in Schedule A as such Schedule may be amended from time to time (each series is hereinafter referred to as the "Fund").

   WHEREAS, the Trust is a Delaware statutory trust organized under a Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

   WHEREAS, the Trust and ETAM, on behalf of each Fund, have entered into the service agreements set forth on Exhibit A as such Exhibit may be amended from time to time (each, a "Service Agreement"), pursuant to which ETAM provides certain services to each Fund for compensation;

   WHEREAS, the Trust and ETAM have entered into a Sixth Amended and Restated Expense Limitation Agreement effective March 31, 2005 on behalf of each Fund listed on Schedule A thereto (referred herein as "Expense Limitation Agreement"); and

   WHEREAS, each party has determined that it is appropriate and in the best interests of each Fund and its shareholders to amend and restate the current Expense Limitation Agreement in its entirety in order to add two new series and update information provided in the Expense Limitation Agreement;

   NOW, THEREFORE, BE IT RESOLVED, that the parties hereto agree that the Expense Limitation Agreement is hereby amended and restated in its entirety as of the date listed above as follows:

I. Expense Limitation.

   1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by each Fund, including but not limited to administrative services fees and advisory services fees of ETAM and fees and expenses of E*TRADE Securities, LLC under any Distribution Plan (but specifically excluding all interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with generally accepted accounting principles, annual account maintenance fees that may be collected by the Trust or any Fund and payable to

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ETAM for any shareholder account that fails to maintain the required account minimum amount (as specified in the prospectus for each Fund), and extraordinary fees and expenses not incurred in the ordinary course of each Fund's business) ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount ("Excess Amount") shall be the liability of ETAM.

   1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

   1.3. Method of Computation. To determine ETAM's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of any Fund exceed the Maximum Annual Operating Expense Limit of that Fund, ETAM shall first waive or reduce its advisory fees, administrative services fees and shareholder services fees (except for the amount of any annual account maintenance fee that may be due and payable to
ETAM) for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced advisory fees, administrative services fees and shareholder services fees (other than any account maintenance fees that may be collected by the Trust or any Fund and payable to ETAM) for any such month is insufficient to pay the Excess Amount, ETAM shall promptly remit to the appropriate Fund or Funds each month an amount that, together with the waived or reduced advisory fees, administrative services fees and shareholder services fees, is sufficient to pay such Excess Amount on a monthly basis.

   1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees, administrative services fees and shareholder services fees waived or reduced and other payments remitted by ETAM to each Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

II. Reimbursement of Fee Waivers and Expense Reimbursements.

   2.1. Reimbursement. If the estimated aggregate Fund Operating Expenses of any Fund for a fiscal year are less than the Maximum Annual Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, ETAM shall be entitled to reimbursement by that Fund, in whole or in part as provided below, of any and all advisory fees, administrative services fees and shareholder services fees waived or reduced and other payments remitted by ETAM to the Fund, pursuant to
Section 1 hereof. The total amount of reimbursement to which ETAM may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all advisory fees, administrative services fees and shareholder services fees previously waived or reduced by ETAM and all other payments remitted by ETAM to the Fund, pursuant to Section 1 hereof, during any of the previous three
(3) fiscal years, less any reimbursement previously paid by the Fund to ETAM, pursuant to Sections 2.2 or 2.3

                                      2

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hereof, with respect to such waivers, reductions, and payments. The
Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

   2.2. Board Approval. No reimbursement shall be paid to ETAM with respect to any Fund pursuant to this provision in any fiscal quarter, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of that Fund and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to ETAM with respect to any Fund in such quarter.

   2.3. Method of Computation. To determine the amount of any payment by a Fund, if any, to reimburse ETAM for the Reimbursement Amount, each month the Fund Operating Expenses of that Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Maximum Annual Operating Expense Limit of that Fund, the Fund, only with the prior approval of the Trust's Board of Trustees, shall pay to ETAM an amount sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of the Fund, provided that such amount paid to ETAM will in no event exceed the total Reimbursement Amount.

   2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

III. Term and Termination of Agreement.

   3.1. Term. This Agreement with respect to each Fund listed in Schedule A shall continue in effect through April 30, 2008. Thereafter, the Agreement shall continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who (1) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (2) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees").

   3.2. Termination. Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund.

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IV. Expense Limitation Breakpoints.

   ETAM shall have the right, in its discretion, to reduce the Maximum Annual Operating Expense Limit set forth in Schedule A for each Fund provided ETAM provides written notice to the Board of Trustees within three (3) business days after reducing the Maximum Annual Operating Expense Limit of the new reduced Maximum Annual Operating Expense Limit applicable to any Fund and the effective date of such new reduced Maximum Annual Operating Expense Limit. ETAM hereby acknowledges and agrees that any such reduced Maximum Annual Operating Expense Limit shall remain in effect for the remaining term of the Agreement.

V. Miscellaneous.

   5.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

   5.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust's Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or any Fund.

   5.3. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of any Service Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Service Agreement or the 1940 Act.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                           E*TRADE FUNDS, on behalf of each Fund
                                           listed on Schedule A

                                           By:
                                                  -----------------------------
                                           Name:  Elizabeth Gottfried
                                           Title: President

                                           E*TRADE ASSET MANAGEMENT, INC.

                                           By:
                                                  -----------------------------
                                           Name:  Dennis Webb
                                           Title: President

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Form of agreement subject to completion

                                   EXHIBIT A
                                    TO THE
                         EXPENSE LIMITATION AGREEMENT

                 SERVICE AGREEMENTS BETWEEN THE TRUST AND ETAM

1) Third Amended and Restated Investment Advisory Agreement on behalf of each Fund, pursuant to which ETAM provides advisory services to each Fund for compensation based on the value of the average daily net assets of each Fund.

2) Fifth Amended and Restated Administrative Services Agreement on behalf of each Fund, pursuant to which ETAM provides administrative services to each Fund for compensation based on the value of the average daily net assets of each Fund as set forth in the agreement.

3) Shareholder Services Agreement on behalf of each Fund, pursuant to which ETAM provides shareholder services to each Fund for compensation based on the value of the average daily net assets of each Fund as set forth in the agreement.

                                      A-1

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Form of agreement subject to completion

                                  SCHEDULE A
                                    TO THE
                         EXPENSE LIMITATION AGREEMENT

                    MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund(s) of the Trust:

                                        Maximum Annual Operating Expense
                                        Limit (as a percentage of average
       Name of Fund                             daily net assets)
       ------------                     ---------------------------------
       E*TRADE Delphi Value Fund
          Retail Class                                1.75%

          Institutional Class                         1.50%

       E*TRADE International Index Fund               0.09%

       E*TRADE Kobren Growth Fund                     1.00%

       E*TRADE Russell 2000 Index Fund                0.22%

       E*TRADE S&P 500 Index Fund                     0.09%

       E*TRADE Technology Index Fund                  0.60%

                                      S-1